EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into effective September 28, 2012 by and between Alliqua, Inc., with its principal place of business at 850 Third Avenue, Suite 1801, New York, NY 10022 (the “Company”), and James Sapirstein (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its Chief Executive Officer (“CEO”).  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin on October 1, 2012 and will remain in effect for three (3) years, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”).  This Agreement shall be automatically renewed for a successive one (1) year term after the Initial Employment Term (the “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) provided not less than four (4) months before the end of the Initial Employment Term, or unless earlier terminated in accordance with Section 8.  The period during which Executive is employed under this Agreement (including the Renewal Term) will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 10 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as CEO.  Executive shall have the duties and privileges customarily associated with an executive occupying such role at a publicly-traded company, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company.  Executive shall also serve as a Member of the Board of Directors of the Company (the “Board”).  For purposes of this Agreement only, all references to the Board shall not include Executive.

(b)           Executive’s Office Location.  Through December 31, 2012, Executive’s primary office location shall be the Company’s business office located at 850 Third Avenue, Suite 1801, New York, NY 10022.  At any time after January 1, 2013, Executive may move the Company’s office to a location in New Jersey, convenient to other Company personnel.

(c)           Executive’s Employment Representations.  Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board, which consent will not be unreasonably withheld, other than those board of directors or trustees on which Executive serves as of date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties.  Executive further represents to the Company that Executive (x) is not, to Executive’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the date of this Agreement by entering into this Agreement or providing services under the Agreement’s terms; (y) is, to Executive’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive a bi-weekly salary of thirteen thousand four hundred sixty-one dollars and fifty-four cents (U.S. $13,461.54) (annualized, three hundred fifty thousand dollars (U.S. $350,000.00)), less required withholdings (the “Base Salary”), payable in equal installments bi-weekly pursuant to the Company’s normal payroll practices.  The Base Salary may be increased in the discretion of the Board, but not decreased without the consent of Executive.  If increased, the increased amount shall constitute Base Salary for purposes of this Agreement.  During the Renewal Term, Executive shall receive the same rate of Base Salary as in effect immediately prior to the commencement of such Renewal Term.  Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

(b)           Bonus Plans.  For 2012, Executive shall be eligible to receive up to sixty percent (60%) of his Base Salary as a bonus (prorated based on actual days employed by the Company in 2012), payable on or before March 15, 2013, provided that Executive remains employed through December 31, 2012 and the performance criteria for 2012 (as set forth on Exhibit A) has been achieved.  Subject to approval of the Board in its sole discretion, Executive may revise the targets set forth in Exhibit A after the Executive has been employed with the Company for a period of ninety (90) days.  For fiscal years during the Employment Period after 2012, Executive shall be eligible to receive periodic bonuses of up to sixty percent (60%) of his Base Salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates.  Except to the extent provided by Section 9(c), Executive shall be entitled to a bonus for a year, subject to achievement of the performance criteria, if he is employed by the Company as of December 31 for the year to which services to which the bonus applies were performed. Targets and performance criteria shall be established by the Board after consultation with Executive. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of bonuses, if any, shall be at the Board’s sole discretion.

(c)           Equity Award.  Within thirty (30) days after the date this Agreement is executed by the Company and Executive, the Company shall submit to the Board, and request the Board’s approval of, the issuance to Executive of the following equity awards pursuant to the Alliqua, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) or, if there are not sufficient shares available under the 2011 Plan, pursuant to a stand-alone award agreement:

(i)           A stock option with respect to the number of shares of the Company’s common stock equal to 3% of the Company’s total outstanding shares of common stock (determined on a fully-diluted basis as of the date of this Agreement), subject to the terms and conditions of a nonqualified stock option award agreement consistent with this Agreement and, if granted pursuant to the 2011 Plan, the 2011 Plan, which terms shall include: (A) an exercise price equal to the greater of $0.10 per share or the fair market value of a share of common stock on the date of grant, (B) equal vesting (one-third (1/3) each year) on the first, second, and third anniversary of the date of grant, (C) immediate vesting of 100% of the then unvested optioned shares upon the effective date of a “Change in Control” (as defined in the 2011 Plan) with respect to such grant), and (D) a term of ten (10) years (subject to early termination of forfeiture in accordance with the terms of the nonqualified stock option award agreement).  The options shall also be subject to the terms set forth in Section 9(c).

(ii)           An award of restricted stock units relating to the number of shares of  common stock equal to 1.0% of the Company’s outstanding shares of common stock as of the date hereof (determined on a fully-diluted basis), subject to the terms and conditions of a restricted stock unit award agreement consistent with this Agreement and, if granted pursuant to the 2011 Plan, the 2011 Plan, which terms shall include: (A) vesting as follows if and to the extent that the following goals are achieved on or before the third anniversary of the date of grant: (1) 50% of the restricted stock units shall vest upon the achievement of a market cap in excess of $50MM; (2) an additional number of the restricted stock units shall vest upon the achievement of a market cap in excess of $100MM such that a total of 75% of the initial number of restricted stock units granted will be vested; and (3) the remainder of the restricted stock units shall vest upon the achievement of a market cap in excess of $200MM; and (B) except as provided by Section 9(c), immediate forfeiture of any unvested restricted stock units on the earlier of (1) the date of Executive’s termination of employment or (2) on the third anniversary of the date of grant to the extent not vested on such date.  Shares with respect to vested restricted stock units shall be issued to Executive within five (5) business days following the date(s) on which such units become vested.  Notwithstanding the foregoing, all of the restricted stock units shall become immediately vested upon the effective date of a “Change in Control” (as defined in the 2011 Plan) if a Change in Control occurs on or before the third anniversary of the date of grant.

(iii)           Subject to the discretion of the Board, in 2013 and 2014, Executive will be eligible to receive additional equity compensation in the form of stock options awarded pursuant to the 2011 Plan (or pursuant to stand-alone award agreements), provided that the number of shares subject to any such stock options and the terms of such stock options shall be determined by the Board in its sole discretion.

(d)           Vacation.  During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy.  Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(e)           Reimbursement of Ordinary Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(f)           Automobile Allowance.  During the Employment Period, Executive shall be entitled to an automobile allowance in an amount equal to $750.00 per month.

(g)           Life Insurance.  During the Employment Period, the Company will reimburse Executive, up to the maximum amount of $200.00 per month, for the cost of a term life insurance policy having a face amount of $1,000,000.  Executive shall be the owner of such policy and shall be entitled to name the beneficiary(ies) thereof.

(h)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company.  For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)            Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii)           All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business (defined below), trade secrets, products or services;

(iii)          Customer lists and prospect lists developed by the Company;

(iv)          Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)          Training materials developed by and utilized by the Company; and

(vii)         Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by or Executive, without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b)           Disclosure of Confidential Information.  Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason:  (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c)           Return of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information.  Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – which Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants.

(a)           Non-Solicitation.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer or client of the Company with whom the Company did business or who the Company solicited within the preceding eighteen (18) months and who or which:  (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 7(a)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Business (as defined below) of the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member of Executive.

(b)           Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

For purposes of this Agreement:

“Restricted Period” means a period of fifteen (15) months immediately following the date of Executive’s termination from employment for any reason.

“Business” means a person or entity whose business is the  development, manufacture and/or marketing of biomedical products, utilizing a transdermal delivery system for the delivery of active pharmaceutical ingredients or biomedical products for the treatment of advanced wound care and/or similar products; any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information; or any business contemplated by the Company during Executive’s employment and in which contemplations or business assessment Executive participated or about which contemplated business Executive had knowledge of Confidential Information.

“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

 (c)           Tolling.  If Executive violates any of the restrictions contained in this Section 7 (other than subsection (b) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(d)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement may result in irreparable injury to the Company.  In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company may (i) seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and (ii) if the Company is the prevailing party, recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action.  Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.  Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6 or 7, then  Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement.  If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement.  Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity.  The Company shall be entitled to advise such person or entity of the provisions of Sections 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(e)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

8.           Termination of Agreement.  The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “permanent disability” shall mean that Executive has, by reason of any medically determinable physical or mental impairment, been determined to be disabled under a long-term disability benefits plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)           an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by Executive;

(ii)           an act or acts of intentional dishonesty or willful misrepresentation of a material nature;

(iii)          any willful misconduct by Executive with regard to the Companies;

(iv)          a material breach by Executive of any fiduciary duties owed by him to the Companies;

(v)           Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause damage to the Companies or the Companies’ reputation;

(vi)          a material violation of the Companies’ written policies, standards or guidelines, which Executive failed to cure within thirty (30) days;

(vii)         Executive’s refusal to perform the material duties and responsibilities required to be performed by Executive under the terms of this Agreement, which Executive failed to cure within thirty (30) days after receiving written notice from the Board; and

(viii)        a material breach by Executive of this Agreement or any other agreement to which Executive and the Companies are parties that is not cured by Executive within thirty (30) days after receipt by Executive of a written notice from the Companies of such breach specifying the details thereof.

(c)           Termination by the Company Without Cause.  The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition.

(d)           Termination by Executive.  Executive may terminate this Agreement and his employment for without Good Reason at any time upon thirty (30) days written notice to the Company.  Executive may also terminate his employment for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i)            a material reduction in Executive’s Base Salary;

(ii)           a material diminution in Executive’s title, duties, responsibility or authority; or

(iii)          relocation without Executive’s consent for three consecutive months or more to an office located fifty (50) miles outside of (y) the current business at 850 Third Avenue, Suite 1801, New York, NY 10022 or (z) the business office in New Jersey contemplated in Section 4(b) of this Agreement.

Any event described in (i) through (iii) shall not constitute Good Reason unless Executive delivers to the Companies a written notice of termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason.

 (e)          Separation from Service.  For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

(f)           Notice of Termination.  Any termination of Executive’s employment hereunder (other than as a result of the death of Executive or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon; (ii) the basis for the termination; and (iii) the date of termination.

           9.           Compensation Upon Termination for Any Reason.  Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive.  In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)           any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof, including any shares of common stock) for services rendered to the date of termination; and

(ii)           any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(e) hereof.

The amounts described in Sections 9(a)(i) and 9(a)(ii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Disability of Executive.  In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination).  In addition, the Company shall pay Executive any earned, but unpaid, bonus under Section 5(b) for services rendered during the year preceding the date of termination within the time period provided by Section 5(b) for payment of bonuses (the “Accrued Bonus”).

(c)           Termination by the Company Without Cause, or by Executive for Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay and/or provide the following amounts to Executive:

(i)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination), except for employee benefits that shall be provided in accordance with the terms applicable to such benefits, and the Accrued Bonus within the time period provided by Section 5(b) hereof for payment of bonuses; and

(ii)           subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of a release of claims in substantially the form of Exhibit B hereto (the “Release”) which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1)           The Company shall pay Executive an amount equal to the greater of the sum of twelve (12) months Base Salary or (B) the Base Salary payable for the remaining number of months in the Initial Employment Term (but not to exceed to thirty-six (36) months), payable in equal monthly installments over a period of time equal to the number of months severance is payable (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination.  Notwithstanding the foregoing, if the Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the 2011 Plan), then the amount of severance set forth above shall be doubled, but shall remain payable over the Severance Period determined without regard to such doubling of the amount of severance.

(2)           The Company shall pay Executive an amount equal to the greater of (x) the most recent annual bonus earned by Executive, (y) the average of the immediately preceding two year’s annual bonuses earned by Executive, or (z) if Executive’s termination of employment occurs during the first calendar year of the Initial Employment Term before any annual bonus for a full twelve (12)-month period of service has been paid, then the target bonus Executive is eligible for under Section 5(b) hereof (the greater of clauses (x), (y) or (z), the “Bonus Amount”), provided that no Bonus Amount shall be payable if the bonuses for the year of termination are subject to achievement of performance goals and such performance goals are not achieved by the Company for such year.  The Bonus Amount shall be paid at the same time bonuses would be payable under Section 5(b) hereof if Executive was actively employed. Notwithstanding the foregoing, if Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the 2011 Plan), then the amount of Bonus Amount set forth above shall be doubled.

(3)           All outstanding stock options and restricted stock unit awards granted to Executive pursuant to Section 5(c) hereof shall be fully and immediately vested, to the extent not previously vested, and the stock options shall remain exercisable for two (2) years following Executive’s termination of employment.  Shares with respect to the restricted stock unit awards that become vested hereunder shall be delivered to Executive within ten (10) days following the date that the Release is effective.

(4)           The Company shall provide Executive with continued healthcare coverage under the Company’s group health plan at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period, (y) the date that Executive’s “COBRA” coverage terminates or expires.  Such healthcare coverage shall be provided pursuant to COBRA.  To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(ii).

(d)           Termination Upon Non-Renewal.  In the event that Executive’s employment is terminated by reason of non-renewal of the Agreement as provided by Section 2 hereof, the Company shall pay

(i)           the Accrued Obligations and the Accrued Bonus to Executive within the time period required by applicable law (and, with respect to the Accrued Bonus, in all events within thirty (30) days of such termination); and

(ii)         subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of the Release (defined above), which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below, an amount equal to the sum of six (6) months Base Salary, payable in six (6) equal monthly installments.  The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(d)(ii).

10.           Other Provisions.

(a)           Remedies; Legal Fees.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The prevailing party shall be entitled to attorney’s fees.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 10(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

(c)           No Mitigation or Offset.  In the event of termination of Executive’s employment for any reason, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits from any subsequent employment that he may obtain.

(d)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(d).

(e)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

Alliqua, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Facsimile:  (646) 218-1401

(f)           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(g)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(h)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(i)           Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(j)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(k)           Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(l)           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(m)          Indemnification.  The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time.  Executive’s indemnification rights shall be outlined by such policy and to the extent applicable, the Company by-laws and other governing documents.

(n)          Attorney’s Fees.  The Company agrees to pay or reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the review of this Agreement, up to a maximum of $10,000.   Such payment will be made promptly following execution of this Agreement.

11.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b)           In the case of any amounts  payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(c)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

ALLIQUA, INC.

By:
Name:
Title:

EXECUTIVE:

James Sapirstein

EXHIBIT A

1.	SilverSeal gross revenues of $5.0MM or greater – 15% bonus

2.	Operating Margin greater than 20% - 10% bonus

3.	Successful Funding of Company in excess of $5MM – 15% bonus

Note 1: In the event any two (2) of these targets are achieved, the bonus will be multiplied by 120%.

Note 2: In the event all three (3) of these targets are achieved, the bonus will be multiplied by 150%.

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by James Sapirstein (“Executive”) and Alliqua, Inc. (the “Company”), as of _______  , 20__.  The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive has been employed as the Company’s Chief Executive Officer;

WHEREAS, Executive entered into an Executive Employment Agreement with the Company as of September , 2012, which, except for the Surviving Provisions defined in Paragraph 8 below, expired on  , 20  (the “Employment Agreement”);

WHEREAS, the Parties agree that Executive’s employment shall terminate effective as of  _____, 20__. and all of Executive’s positions with the Company, including all officer positions, shall terminate as of  _____, 20__ (the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Executive’s hiring, employment and separation from the Company and all disputes arising from or during Executive’s employment, Employment Agreement, any benefits, stock options, bonuses and compensation connected with such employment, and all other disputes that the Parties may have for any reason.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. End of Executive’s Employment and the Employment Agreement.  Executive’s employment with the Company shall terminate on the Separation Date.  Effective as of the Separation Date, all of Executive’s officer positions with the Company and its affiliates and subsidiaries, including his position as Chief Executive Officer of the Company, shall terminate.  Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s).  Executive agrees that Executive shall not make any representations or execute any documents, or take any other actions, on behalf of the Company after the Separation Date.  Executive agrees that this Agreement fully supersedes any and all prior agreements, except for the Surviving Provisions defined below, relating to Executive’s employment, compensation and equity with the Company, all of which shall terminate upon the Separation Date.

2. Certain Payments and Benefits.

(a) Payment.  The Company shall pay Executive [insert Severance terms in accordance with Section 9(c) or (d) of Employment Agreement] (“Severance Payments”), payable [insert payment terms in accordance with Section 9(c) or (d) of Employment Agreement].  Except as stated in this Agreement or as required by law, all other compensation, payments and benefits which relate to Executive’s employment with the Company or positions with the Company, including any payments, vacation pay, bonus or any benefits set forth in any employee benefit plan, policy or program shall cease as of the Separation Date.  The Company however, shall have no obligation to make the Severance Payments until Executive has had the opportunity to consider this Agreement as described in Paragraph 14 of this Agreement, and has not revoked the Agreement in accordance with Paragraph 14 of this Agreement.

Separation Agreement and Release	PAGE 1

(b) Benefits.  After the Separation Date, Executive will have the right to choose the continuation of any applicable medical and/or dental benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA.

(c) Waiver of Additional Compensation or Benefits.  Other than the compensation and payments provided for in this Agreement, Executive shall not be entitled to any additional compensation, bonuses, benefits, payments or grants under the Employment Agreement, stock options, or any benefit plan, long term incentive plan, option plan, severance plan or bonus or incentive program established by the Company or any of the Company’s affiliates.  Executive agrees that the release in Paragraph 3 covers any claims Executive might have regarding Executive’s compensation, bonuses, incentive compensation, stock options or grants and any other benefits Executive may or may not have received during Executive’s employment with the Company.

3. General Release and Waiver.  In consideration of the Severance Payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to Executive’s employment, the Employment Agreement (or any prior employment agreement or other agreement), bonuses, any bonus plan, options, any long term incentive plan, Executive’s termination from employment, any claimed payments, contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Employment Agreement, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Employment Non-Discrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, any statute or laws of the State of New York, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, breach of the Employment Agreement (or any prior employment agreement or other agreement), and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees.  Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company, the Employment Agreement, or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its affiliates.  However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.  This release shall not apply to any of the Company’s obligations under this Agreement, COBRA continuation coverage benefits or any employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended, in which Executive has vested.  Anything to the contrary notwithstanding, nothing herein shall release the Company or any other of the Released Parties from any claims or damages based on (i) any right the Executive may have to enforce this Release or the provisions of the Employment Agreement which survive a termination of employment, (ii) any right or claim that arises after the date this Release is executed, (iii) any right the Executive may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the Executive’s right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and the Company or any other Released Party, on the other hand, are jointly liable.

Separation Agreement and Release	PAGE 2

4. Return of the Company Property.  Within 3 days of the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession which belongs to the Company or any one or more of its affiliates, including, without limitation, all, confidential information (as defined in the Employment Agreement), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of the Company’s affiliates’ financial statements, business contacts, business information, strategies, sales or similar information.  By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

5. No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

6. Mutual Non-Disclosure and Confidentiality.  The Parties agree to keep confidential the specific terms of this Agreement and shall not disclose same to any person except that Executive may inform Executive’s financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement, and the Company may disclose the terms of this Agreement to those persons as needed (including to implement the terms of this Agreement).  Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement.  If Executive or the Company is required to disclose the Agreement to others by legal process, the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other Party may have an opportunity to seek a protective order.  The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order.

7. Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

Separation Agreement and Release	PAGE 3

8. Surviving Provisions.  Executive acknowledges and agrees that Sections 6 through 10 of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect, and shall survive this Agreement.  Executive reaffirms and agrees to honor and abide by the terms of the Surviving Provisions.  If Executive breaches any of the Surviving Provisions, Executives forfeits all Severance Payments from the date of such breach.

9. No Assignment of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

10. Binding Effect of Agreement.  This Agreement shall be binding upon the Company and upon Executive and Executive’s heirs, spouse, representatives, successors and assigns.

11. Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

12. No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

13. Entire Agreement.  Except for the Surviving Provisions, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties, whether oral or written, pertaining to the subject matter of this Agreement and Executive’s employment with the Company.  No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.  Executive further represents that Executive is relying on Executive’s own judgment in entering into this Agreement.

14. Knowing and Voluntary Waiver.  Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that Executive has been given a period of 21 days to consider whether to agree to the terms contained herein, (ii) acknowledges that Executive has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that Executive understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby.  Furthermore, Executive acknowledges that the promises and benefits, including, without limitation, the Severance Payments, provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

Separation Agreement and Release	PAGE 4

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”).  During the seven-day period prior to the Effective Date, Executive may revoke Executive’s agreement to release claims under the ADEA by indicating in writing to the Company Executive’s intention to revoke.  If Executive exercises Executive’s right to revoke hereunder, Executive shall forfeit Executive’s right to receive a portion of the Severance Payments equal to one (1) month of the Executive’s monthly Base Salary.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

16. Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

[Remainder of Page Intentionally Left Blank]

Separation Agreement and Release	PAGE 5

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

James Sapirstein	Date

ALLIQUA, INC.

By:
Title:

Date:

Separation Agreement and Release	PAGE 6